Exhibit 99.1

Vertex Pharmaceuticals Reports Second Quarter 2009 Financial Results and Highlights Recent Clinical Progress and Business Development Activity

- Telaprevir Phase 3 registration program in hepatitis C on track; NDA submission anticipated in second half of 2010 -

- Vertex advancing two drug candidates aimed at the underlying disease mechanism of the orphan disorder cystic fibrosis -

- Vertex ends second quarter with $754 million of cash, cash equivalents and marketable securities; Vertex will add to this position with $105 million of cash through an amended agreement with Mitsubishi Tanabe Pharma Corporation -

Cambridge, MA, August 5, 2009 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reviewed recent business and clinical progress and reported consolidated financial results for the quarter ended June 30, 2009.

“Our top priority is to execute on the telaprevir Phase 3 registration program in hepatitis C and to prepare for a New Drug Application submission in the second half of 2010,” said Matthew Emmens, Chairman, President and Chief Executive Officer of Vertex Pharmaceuticals.  “Beyond HCV, we are now conducting a comprehensive program in cystic fibrosis - a life-threatening orphan disorder - with two novel therapies that target the underlying disease mechanism.  With the advancement of our pipeline and continued research productivity, we are moving closer to fulfilling our corporate vision of building a profitable, fully-capable biopharmaceutical company focused on improving patient outcomes in areas of serious unmet medical need.”

Mr. Emmens continued, “Vertex enters the second half of 2009 in a strong financial position that will enable continued investment into late-stage development opportunities for HCV and CF and into product creation from research.  We continue to closely manage our cash investment in the Company and will add $105 million to our financial position through an amended agreement with Mitsubishi Tanabe for the development and commercialization of telaprevir in Asia.”

Broad Commitment to Hepatitis C

Telaprevir Phase 3 registration program on track

Treatment-naïve Phase 3 trials

•                  Vertex is conducting the Phase 3 ADVANCE study, which is evaluating the hepatitis C virus (HCV) protease inhibitor telaprevir, or placebo, as part of a 24-week combination regimen with pegylated interferon (peg-IFN) and ribavirin (RBV) in more than 1,050 genotype 1 treatment-naïve HCV patients.  Based upon the completion of enrollment in October 2008, the telaprevir dosing portion of the ADVANCE trial is complete, and all patients are now beyond week 24 of the study.  Patients receiving telaprevir-based regimens in the ADVANCE study will receive 24 or 48 weeks of total therapy, depending on whether they have undetectable virus levels at weeks 4 and 12 of treatment.  The ADVANCE trial will remain blinded through the last patient completing week 72 in the study.  The Company expects sustained viral response (SVR) 24 data to become available from ADVANCE in the first half of 2010.

•                  Vertex is also conducting ILLUMINATE, a global two-arm trial that is evaluating response-guided telaprevir-based regimens in approximately 500 genotype 1 treatment-naïve HCV patients.  This trial is designed to supplement SVR data obtained from the pivotal Phase 3 ADVANCE trial.  The aim of the ILLUMINATE trial is to characterize whether there is an additional benefit to extending treatment from 24 to 48 weeks in treatment-naïve patients who achieved undetectable virus levels at weeks 4 and 12 of treatment (eRVR).   Based upon the completion of enrollment in January 2009, the telaprevir dosing portion of the ILLUMINATE trial is complete, and all patients are now beyond week 24 of the study.   The Company expects SVR24 data to become available from ILLUMINATE in the first half of 2010.

Treatment-failure Phase 3 trial

•                  Vertex’s collaborator Tibotec is conducting the Phase 3 REALIZE trial, which is evaluating treatment with telaprevir-based regimens in more than 650 patients with genotype 1 HCV who did not achieve an SVR with a previous peg-IFN-based treatment, and which enrolled all major treatment-failure groups including null responders. Based upon the completion of enrollment in February 2009, the telaprevir dosing portion of the REALIZE trial is complete, and all patients are now beyond week 20 of the study.  The Company expects SVR24 data to become available from REALIZE in mid-2010.

Telaprevir twice-daily evaluation

•                  Vertex expects that final SVR24 data from Study C208, which is evaluating twice-daily telaprevir dosing, will be presented at a Presidential Plenary session at the upcoming Annual Meeting of the American Association for the Study of Liver Diseases (AASLD), Oct. 30 - Nov. 3 in Boston.  Study C208 is a Phase 2, open-label clinical study being conducted by Tibotec in Europe that is evaluating a twice-daily (1125mg q12h) dosing schedule of telaprevir in combination with peg-IFN-alfa-2a (PEGASYS®) or peg-IFN-alfa-2b (PEGINTRON™) and RBV, as compared to the current three-times-daily (750mg q8h) telaprevir dosing schedule.  All dosing of study medications was completed in Study C208 in April.  Patients are now in the post-treatment follow-up phase to determine the number of patients who achieve an SVR24 with twice-daily compared to three-times-daily dosing of telaprevir.

Additional telaprevir clinical studies

•                  Vertex has completed PROVE 3, a Phase 2b clinical trial of telaprevir-based combination therapy in patients with genotype 1 HCV who did not achieve an SVR with a previous peg-IFN-based treatment.  Full data from PROVE 3 have been provided to the U.S. Food and Drug Administration.

•                  All patients in Study 107, an open-label Phase 2 study to evaluate telaprevir-based combination regimens in patients who did not achieve an SVR in the 48-week control arms of the Phase 2 PROVE studies, have completed 24 weeks of dosing. In the study, telaprevir was given in combination with peg-IFN and RBV for 12 weeks followed by peg-IFN and RBV for 12 weeks or 36 weeks depending on the patient’s antiviral response to telaprevir in Study 107 and whether the patient was a prior non-responder, partial-responder or relapser.  Vertex anticipates that additional data, including SVR24 data, from Study 107 will become available in 2010.

STAT-C combination therapies

•                  Vertex is seeking to advance HCV therapy through the development of novel combinations of Specifically-Targeted Antiviral Therapies for hepatitis C (STAT-Cs).  The Company plans to begin a combination trial of telaprevir with the HCV polymerase inhibitor VX-222 (formerly VCH-222) in patients with genotype 1 HCV as early as the fourth quarter of 2009.

•                  Vertex expects data from this first STAT-C combination study to become available in the first half of 2010.

•                  Vertex is currently conducting a three-day, multiple-dose viral kinetic study to evaluate the antiviral activity, safety, tolerability and pharmacokinetics of VX-222 dosed as a monotherapy in 32 treatment-naïve patients with genotype 1 HCV infection. This study is scheduled for completion in the third quarter of 2009. Additionally, Vertex expects to initiate a drug-drug interaction study with VX-222 and telaprevir in healthy volunteers in the third quarter of 2009.

Additional HCV compounds in clinical development

•                  Vertex is conducting early-stage development activities with novel HCV compounds, including the additional HCV protease inhibitors VX-813 and VX-985 as well as the HCV polymerase inhibitor VX-759 (formerly VCH-759).  Vertex also has an NS5A inhibitor program in preclinical development.  The goal of these programs is to identify compounds that are appropriate for further development, including combination therapy.

AASLD

•                  Three abstracts related to telaprevir have been accepted for presentation at AASLD, Oct. 30 - Nov. 3 in Boston, including an abstract representing Study C208.  Study C208 is evaluating twice-daily dosing of telaprevir and will be presented at AASLD as part of an oral Presidential Plenary session on November 3.

Broad Program Targeting Cystic Fibrosis

Potentiator compound VX-770 in Phase 3 registration program

•                  In May, Vertex initiated the Phase 3 ENDEAVOR registration program for VX-770, an investigational Cystic Fibrosis Transmembrane Conductance Regulator (CFTR) potentiator compound for the treatment of cystic fibrosis (CF).  The VX-770 registration program consists of three separate trials designed to evaluate the utility of VX-770 across different age groups and genotypes, including children as young as six years of age.

•                  The Phase 3 STRIVE trial is designed to enroll a minimum of 80 patients aged 12 and older who carry the G551D mutation on at least one allele.  Patients will receive either VX-770 or placebo for 48 weeks in the STRIVE trial.  Vertex initiated the STRIVE trial in May.  The Company expects to complete enrollment in STRIVE in the first quarter of 2010.

•                  The Phase 3 ENVISION trial is a two-part trial of VX-770 in patients with CF aged 6 to 11 years with the G551D mutation on at least one allele.  Vertex announced today that it has initiated Part 1 of the ENVISION trial.  Part 1 of the trial is a single-dose pharmacokinetic study that is expected to enroll approximately 10 patients.  Part 2 of the trial is expected to enroll approximately 30 patients who will receive either VX-770 or placebo for 48 weeks.

•                  The Phase 2 DISCOVER trial is an exploratory trial designed to enroll approximately 120 patients aged 12 years and older who are homozygous for the F508del mutation.  Patients will receive either VX-770 or placebo for 16 weeks.  Vertex expects to initiate the DISCOVER trial in the third quarter of 2009.

•                  The primary endpoint for patients with the G551D mutation (STRIVE and ENVISION trials) is change in forced expiratory volume in one second (FEV1), which will be measured at 24 weeks.  Additional FEV1 measurements will be taken at 48 weeks as a secondary endpoint to assess durability of any observed response.  Patients in the STRIVE and ENVISION trials will receive either VX-770 or placebo for 48 weeks to gain additional safety data in G551D patients.  For patients with the F508del mutations (DISCOVER trial), the primary endpoints are safety and change in FEV1, which will be measured at 16 weeks.  Additional secondary endpoints, including sweat chloride, will be measured in each trial to evaluate the effect of VX-770 on improving the function of the defective CFTR protein.

Corrector compound VX-809 in Phase 2a trial

•                  Vertex is conducting a Phase 2a trial of VX-809, an investigational CFTR corrector compound for the treatment of CF.  The trial is designed primarily to evaluate the safety and tolerability of multiple doses of VX-809 in patients homozygous for the F508del CFTR mutation, the most common mutation in patients with CF.  In addition to safety, the trial provides the first opportunity to evaluate the potential effect of VX-809 on measures of CFTR function, including sweat chloride and nasal potential difference.  The trial will also evaluate whether VX-809 has an effect on FEV1.  The trial is expected to be complete in early 2010.

Additional Pipeline Progress — VX-509 (JAK3 inhibitor)

•                  Vertex has advanced VX-509, a highly selective inhibitor of Janus kinase 3 (JAK3), through Phase 1 clinical development.

•                  In in vitro studies, VX-509 has been shown to be greater than 1000-fold more selective for JAK3 compared to non-JAK kinases and approximately 25- to 150-fold more selective for JAK3 compared to other JAK isotypes in cell-based assays.

•                  Results of a Phase 1, 14-day dose-ranging study of VX-509 in healthy volunteers completed in the first quarter suggested a promising safety profile.  In addition, VX-509 showed a profound dose-dependent and reversible reduction in PSTAT-5, a specific biomarker of JAK3 activity, and a high degree of selectivity for JAK3 over JAK2, consistent with observations from previous in vitro studies.

•                  VX-509 may have broad potential for the treatment of multiple immune-mediated inflammatory diseases.

Recent Business Development Activities - Amended Agreement with Mitsubishi Tanabe

•                  In July, Vertex and Mitsubishi Tanabe Pharma Corporation amended their agreement for the development and commercialization of telaprevir in Japan and certain Far East countries.  Under the terms of the amended agreement, Vertex will receive $105 million following signing, and will be eligible to receive further milestones upon approval and commercialization in Japan.

Second Quarter Results

For the quarter ended June 30, 2009, the Company’s GAAP net loss was $171.3 million, or $0.99 per share, including stock-based compensation and executive transition expenses of $28.6 million, restructuring expenses of $1.1 million, and loss on exchange of convertible subordinated notes of $12.3 million, compared to a GAAP net loss for the quarter ended June 30, 2008 of $91.3 million, or $0.66 per share, including stock-based compensation expense of $16.6 million and restructuring expenses of $1.2 million.

The non-GAAP loss, before stock-based compensation and executive transition expenses, restructuring expenses, and loss on exchange of convertible subordinated notes, for the quarter ended June 30, 2009 was $129.3 million, or $0.75 per share, compared to $73.6 million, or $0.53 per share, for the quarter ended June 30, 2008.  The increase in the Company’s 2009 non-GAAP loss was principally attributable to a decrease in collaborative revenues and an increase in total operating expenses to support telaprevir’s global Phase 3 registration program and commercialization, and initiation of the VX-770 Phase 3 registration program.

Total revenues for the quarter ended June 30, 2009 were $19.1 million, compared to $69.4 million for the second quarter of 2008.  The second quarter 2008 revenues included an R&D milestone of $45.0 million that did not recur in 2009.

Research and development (R&D) expenses for the quarter ended June 30, 2009 were $139.3 million, compared to $129.6 million for the second quarter of 2008.  The increase primarily reflects investment activity to support advancement of Phase 3 trials for telaprevir as well as initiation of the Phase 3 registration program for VX-770.

Sales, general and administrative (SG&A) expenses for the quarter ended June 30, 2009 were $32.5 million, compared to $26.4 million for the second quarter of 2008.  This increase reflects building of capabilities, including an increase in the number of employees and our commercial investments, to support advancement of telaprevir toward potential launch.

Interest expense, net, for the quarter ended June 30, 2009 was $1.8 million, compared to interest income, net, of $0.2 million for the second quarter of 2008.  This decrease resulted primarily from a lower level of investment portfolio yields reflecting the broader economic environment.

At June 30, 2009, Vertex had $754.4 million in cash, cash equivalents and marketable securities.  Additionally, following the recent exchange of $143.5 million of 2013 convertible senior subordinated notes for common stock, the Company now has $144.0 million of remaining 2013 notes at a conversion price of $23.14 per share.

Vertex will receive approximately $105 million of cash as a result of an amended agreement with Mitsubishi Tanabe for the development and commercialization of telaprevir in Asia, which puts the Company’s pro forma cash, cash equivalents and marketable securities position above $850 million as of June 30, 2009.

Full Year 2009 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.

The Company is today reiterating its guidance for 2009 year-end cash, cash equivalents and marketable securities of approximately $700 million.  Vertex is also reiterating its guidance for 2009 non-GAAP loss of $400 to $435 million, which assumes the successful completion of additional business development and outlicensing activities that may further add to the Company’s year-end cash, cash equivalents and marketable securities position.  The Company is updating its guidance for 2009 GAAP loss to approximately $515 to $550 million.

“Vertex remains focused on its capital structure and maintaining a strong cash position while managing its investment through to an anticipated cashflow positive business following the potential launch of our late-stage products,” said Ian Smith, Executive Vice President and Chief Financial Officer of Vertex.  “Following the recently amended agreement with Mitsubishi Tanabe, we are positioned with pro forma cash, cash equivalents and marketable securities in excess of $850 million as of June 30, 2009.   We believe our financial position continues to support the advancement of late-stage development programs and investment in product creation from research, and we continue to consider further business transactions that may provide additional sources of capital in 2009.

“In addition, in the second quarter we completed a private exchange of $143.5 million in convertible notes for common stock, further reducing our near-term debt obligations as we advance toward the launch of telaprevir,” Mr. Smith added.

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures.  In particular, Vertex (i) provides its second quarter 2009 and 2008 loss, and guidance for its projected 2009 loss, excluding restructuring expense, acquisition-related expenses, executive transition expenses, stock-based compensation expense, and loss on exchange of convertible subordinated notes, and (ii) references its cash, cash equivalents and marketable securities position on a pro forma basis as of June 30, 2009, which in each case results in a non-GAAP financial measure.  These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business, are important in comparing current results with prior period results and provide additional information regarding its financial position.  Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company’s business and to evaluate its performance.  The pro forma cash, cash equivalents and marketable securities in excess of $850 million represents Vertex’s cash, cash equivalents and marketable securities balance of $754.4 million on June 30, 2009 plus the $105.0 million Vertex expects to receive from Mitsubishi Tanabe following signing.  A reconciliation of the other non-GAAP financial results to GAAP financial results is included in the attached financial statements.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies. Vertex’s product pipeline is focused on viral diseases, cystic fibrosis, inflammation, autoimmune diseases, cancer and pain. Vertex co-discovered the HIV protease inhibitor, Lexiva, with GlaxoSmithKline.

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

PEGASYS® is a registered trademark of Hoffman La Roche.

PEGINTRON™ is a trademark of Schering Corporation.

Special Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including statements regarding (i) the anticipated submission of an NDA for telaprevir in the second half of 2010, (ii) the advancement of two drug candidates aimed at the underlying mechanism of the orphan disorder cystic fibrosis, (iii) moving closer to fulfilling the Company’s corporate vision of building a profitable, fully-capable biopharmaceutical company focused on improving patient outcomes in areas of serious unmet medical need, (iv) the Company’s strong financial position enabling the continued investment into late-stage development opportunities for HCV and CF and into product creation from research, (v) the Company’s expectations regarding when sustained viral response data will be available from its ADVANCE, ILLUMINATE and REALIZE clinical trials, (vi) the aim of the ILLUMINATE clinical trial being to characterize whether there is an additional benefit to extending treatment from 24 weeks to 48 weeks in treatment-naïve patients who achieve eRVR, (vii) the expectation that additional data, including final sustained viral response data, from Study C208 will be presented at AASLD, (viii) the expectation that additional data, including SVR24 data, from Study 107 will become available in 2010, (ix) the plan to begin a combination trial of telaprevir with VX-222 as early as the fourth quarter of 2009 and the expectation that data from this study will become available in the first half of 2010, (x) the scheduled completion of the 3-day VX-222 clinical trial in the third quarter of 2009 and the expectation that the Company will initiate a drug-drug interaction study with VX-222 and telaprevir in the third quarter of 2009, (xi) seeking to advance HCV therapy through the development of novel STAT-C combinations and to identify compounds through the Company’s early-stage development activities that are appropriate for further development, (xii) the ENDEAVOR registration program being designed to evaluate the utility of VX-770 across different age groups and genotypes, (xiii) the clinical trial designs, including expected numbers of patients, primary and secondary endpoints and the treatment durations, for the STRIVE, ENVISION and DISCOVER clinical trials, (xiv) the expectation that STRIVE will complete enrollment in the first quarter of 2010 and that the DISCOVER trial will be initiated in the third quarter of 2009, (xv) the expectation that the Phase 2a clinical trial of VX-809 will be complete in early 2010, (xvi) the results of the Phase 1 dose-ranging study of VX-509 suggesting a promising safety profile, showing a profound dose-dependent and reversible reduction in a biomarker of JAK3 activity and a high degree of selectivity for JAK3 over JAK2, (xvii) the possibility that VX-509 may have broad potential for the treatment of multiple immune-mediated inflammatory diseases, (xviii) the expectation that the Company will receive $105 million from Mitsubishi Tanabe and the eligibility for the Company to receive further milestones from Mitsubishi Tanabe, (xix) guidance that the Company’s projected GAAP and non-GAAP 2009 annual loss and year-end cash, cash equivalents and marketable securities balances will be within the ranges stated under the heading “Full Year 2009 Financial Guidance,” (xx) the focus on capital structure and maintaining a strong cash position while managing investment through to an anticipated cashflow positive business following the potential launch of late-stage products, and (xxi) the consideration of further business transactions that may provide additional sources of capital in 2009. While the Company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements. Those risks and uncertainties include, among other things, that the outcomes for each of its planned clinical trials and studies, and in particular its planned clinical trials of telaprevir, may not be favorable, that regulatory authorities may require supplemental clinical trials in order to support registration of telaprevir in any particular indication, that there may be varying interpretations of data produced by one or more of our clinical trials, that enrollment may be more difficult or slower than we currently anticipate or that planned clinical trials may not start when planned, that regulatory authorities will require more extensive data for a telaprevir NDA filing than currently expected, that the Company may not be able to successfully develop combination therapies involving telaprevir and VX-222, that the Company may not complete additional business development and outlicensing activities, that one or more of the Company’s assumptions underlying its revenue expectations — including clinical and scientific progress that could lead to payments under new collaborations — or its expense expectations — including estimates of the variables that go into determining stock-based compensation expenses — will not be realized, or that the Company will be unable to realize one or more of its financial objectives for 2009 due to unexpected and costly program delays, or any number of other financial, technical or collaboration considerations, that unexpected costs associated with one or more of the Company’s programs will necessitate a reduction in its investment in other programs or a change in the Company’s financial projections, that future competitive or other market factors may adversely affect the commercial potential for the Company’s product candidates in HCV or other potential indications, that due to scientific, medical or technical developments, the Company’s drug discovery efforts will not ultimately result in commercial products or assets that can generate revenue, that the Company will be unable to enter into new collaborative relationships on acceptable terms, and other risks listed under Risk Factors in Vertex’s annual report and quarterly reports filed with the Securities and Exchange Commission and available through the Company’s website at www.vrtx.com. The Company disclaims any obligation to update the information contained in this press release as new information becomes available.

Vertex Pharmaceuticals Incorporated

2009 Second Quarter and Six Month Results
Consolidated Statements of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenues:
Royalty revenues (Note 6)	$5,917	$9,741	$12,057	$20,592
Collaborative and other R&D revenues	13,147	59,668	30,986	90,492
Total revenues	19,064	69,409	43,043	111,084

Costs and expenses:
Royalty expenses (Note 6)	3,267	3,701	6,843	7,277
Research and development expenses (R&D) (Note 7)	139,331	129,573	282,912	245,846
Sales, general & administrative expenses (SG&A) (Note 7)	32,526	26,448	61,046	46,380
Restructuring expense (Note 3)	1,107	1,168	3,509	1,798
Acquisition-related expenses (Note 1)	—	—	7,793	—
Total costs and expenses	176,231	160,890	362,103	301,301
Loss from operations	(157,167)	(91,481)	(319,060)	(190,217)

Net interest income (expense) (Note 5)	(1,836)	160	(2,615)	2,742
Loss on exchange of convertible subordinated notes (Note 5) notes	(12,294)	—	(12,294)	—
Net loss	$(171,297)	$(91,321)	$(333,969)	$(187,475)

Basic and diluted net loss per common share	$(0.99)	$(0.66)	$(2.03)	$(1.37)

Basic and diluted weighted-average number of common shares outstanding	172,563	138,725	164,258	136,607

Non-GAAP Loss and Loss per	Three Months Ended June 30,		Six Months Ended June 30,
Common Share Reconciliation	2009	2008	2009	2008
GAAP Net Loss	$(171,297)	$(91,321)	$(333,969)	$(187,475)
Pro Forma Adjustments:
Stock-based compensation and executive transition expenses included in R&D (Notes 2 & 7):	$22,162	$13,259	$40,735	$23,969

Stock-based compensation and executive transition expenses included in SG&A (Notes 2 & 7)	6,415	3,334	11,620	5,696

Total stock-based compensation and executive transition expenses	$28,577	$16,593	$52,355	$29,665

Loss on exchange of convertible subordinated notes (Note 5)	12,294	—	12,294	—

Restructuring expense (Note 3)	1,107	1,168	3,509	1,798
Acquisition-related expenses (Note 1)	—	—	7,793	—

Non-GAAP Loss	$(129,319)	$(73,560)	$(258,018)	$(156,012)

Basic and diluted non-GAAP loss per common share	$(0.75)	$(0.53)	$(1.57)	$(1.14)

Note 1:  On March 12, 2009, the Company acquired ViroChem Pharma Inc. (“ViroChem”), a biotechnology company based in Canada. The Company paid an aggregate purchase price of $100.0 million in cash and 10,733,527 shares of the Company’s common stock in order to acquire ViroChem.  The transaction is being accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 141(R), “Business Combinations” (“SFAS 141(R)”).  Under SFAS 141(R), all of the assets acquired and liabilities assumed in the transaction are recognized at their acquisition-date fair values, while transaction costs and restructuring costs associated with the transaction are expensed as incurred.

The $390.6 million purchase price for ViroChem is based on the acquisition-date fair value of the consideration transferred, which was calculated based on the opening price of the Company’s common stock of $27.07 per share on March 12, 2009.  The difference between the aggregate purchase price and the fair value of assets acquired and liabilities assumed was allocated to goodwill.

Note 2: For the three and six months ended June 30, 2009, the Company incurred $28.6 million and $52.4 million, respectively, in stock-based compensation and executive transition expenses of which $22.2 million and $40.7 million, respectively, is included in research and development expenses and $6.4 million and $11.6 million, respectively, is included in sales, general and administrative expenses.  For the three and six months ended June 30, 2008, the Company incurred $16.6 million and $29.7 million, respectively, in stock-based compensation expense of which $13.3 million and $24.0 million, respectively, is included in research and development expenses and $3.3 million and $5.7 million, respectively, is included in sales, general and administrative expenses.

Note 3:  The Company recorded restructuring expense of $1.1 million for the three months ended June 30, 2009 compared to $1.2 million for the three months ended June 30, 2008. The Company recorded restructuring expense of $3.5 million for the six months ended June 30, 2009 compared to $1.8 million for the six months ended June 30, 2008.  The restructuring expense in all periods included imputed interest cost related to the restructuring liability. The increase in restructuring expense for the six months ended June 30, 2009 compared to the six months ended June 30, 2008 was primarily the result of a revision, in the first quarter of 2009, of certain key estimates and assumptions about facility operating costs for the remaining period of the lease commitment, for which there was no corresponding revision in the six months ended June 30, 2008. The lease restructuring liability was $34.1 million as of June 30, 2009. The expense and the related liability have been estimated in accordance with FASB Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” and are reviewed quarterly for changes in circumstances.

Note 4: In February 2009, the Company completed a public offering of 10,000,000 shares of common stock, at a price of $32.00 per share. This transaction resulted in net proceeds of $313.3 million to the Company.

In September 2008, the Company completed a public offering of 8,625,000 shares of common stock, at a price of $25.50 per share. This transaction resulted in net proceeds of $217.4 million to the Company.

In February 2008, the Company completed a public offering of 6,900,000 shares of common stock at a price of $17.14 per share. This transaction resulted in net proceeds of $112.7 million to the Company.

Note 5:  In February 2008, the Company completed an offering of $287.5 million aggregate principal amount of 4.75% convertible senior subordinated notes due February 2013 (the “2013 Notes”). The 2013 Notes are convertible, at the option of the holder, into common stock at a price equal to approximately $23.14 per share, subject to adjustment under certain circumstances. The 2013 Notes bear interest at the rate of 4.75% per year, and the Company is required to make semi-annual interest payments on the outstanding principal balance of the notes on February 15 and August 15 of each year. This transaction resulted in net proceeds of $278.6 million to the Company.

In June 2009, holders of the 2013 Notes exchanged $143.5 million in aggregate principal amount of the 2013 Notes, plus interest, for 6.6 million shares of newly issued common stock. As a result of this exchange, the Company incurred a non-cash charge of $12.3 million in the second quarter of 2009. The charge corresponds to the value of additional shares issued in the transactions over the number of shares that would have been issued upon conversion of the 2013 Notes at the conversion prices set forth therein.

Note 6:  In the first quarter of 2008, the Company recognized royalty revenues based on actual and estimated net sales of Lexiva/Telzir and Agenerase by GlaxoSmithKline plc under the Company’s 1993 license agreement with GlaxoSmithKline plc.   In the second quarter of 2008, the Company sold the Company’s right to receive future royalty payments, net of sub-royalty payments due to a third party, arising from sales of Lexiva/Telzir and Agenerase under the Company’s license agreement with GlaxoSmithKline plc in return for a one-time cash payment of $160.0 million.  In accordance with Emerging Issues Task Force Issue No. 88-18, “Sales of Future Revenues,” after the sale of the Company’s right to receive future royalty payments, the Company recognizes deferred revenues relating to the $160.0 million one-time cash payment from the purchaser under the units-of-revenue method.

Note 7:  Certain amounts in prior year’s financial statements have been reclassified to conform to the current presentation.  The reclassifications had no effect on the reported net loss.

Condensed Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	June 30, 2009	December 31, 2008
Assets
Cash, cash equivalents and marketable securities	$754,364	$832,101
Other current assets	28,392	35,480
Property and equipment, net	64,358	68,331
Restricted cash	30,258	30,258
Intangible assets (Note 1)	525,900	—
Goodwill (Note 1)	26,883	—
Other non-current assets (Notes 5 & 6)	9,721	14,309
Total assets	$1,439,876	$980,479

Liabilities and Stockholders’ Equity
Other current liabilities	$139,504	$172,567
Accrued restructuring expense (Note 3)	34,050	34,064
Deferred tax liability (Note 1)	162,503	—
Deferred revenues (Note 6)	230,762	247,474
Convertible notes (due 2013)(Note 5)	144,000	287,500
Stockholders’ equity (Notes 1, 4 & 5)	729,057	238,874
Total liabilities and stockholders’ equity	$1,439,876	$980,479
Common shares outstanding (Notes 1, 4 & 5)	180,203	151,245

Conference Call and Webcast: Second Quarter Financial Results:

Vertex Pharmaceuticals will host a conference call and webcast today, Wednesday, August 5, 2009 at 5:00 p.m. EDT to review financial results and recent developments.  This call and webcast will be broadcast via the Internet at www.vrtx.com.  It is suggested that webcast participants go to the web site at least 10 minutes in advance of the call to ensure that they can access the slides.  The link to the webcast is available on the Events and Presentations button on the home page.

To listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (702) 696-4937 (International). Vertex is also providing a podcast MP3 file available for download on the Vertex website at www.vrtx.com.

The call will be available for replay via telephone commencing August 5, 2009 at 8:00 p.m. EDT running through 5:00 p.m. EDT on August 12, 2009.  The replay phone number for the U.S. and Canada is (800) 642-1687.  The international replay number is (706) 645-9291 and the conference ID number is 21302443.  Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. EDT on August 19, 2009.

Vertex’s press releases are available at www.vrtx.com.

(VRTX-GEN)

Vertex Contacts:

Investors

Michael Partridge, 617-444-6108

Lora Pike, 617-444-6755

Media

Jane A. Kramer, 617-444-6924

Zachry Barber, 617-444-6470